SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2006

GRILL CONCEPTS, INC.
(Exact name of registrant as specified in Charter)

Delaware	0-23226	13-3319172
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11661 San Vicente Blvd., Suite 404
Los Angeles, California 90049
(Address of Principal Executive Offices)(Zip Code)

310-820-5559
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2006, Grill Concepts, Inc., and its subsidiary Grill Concepts Management, Inc. (collectively, the “Company”), entered into an Agreement for Purchase and Sale of Assets (the “Purchase Agreement”) with Hotel Restaurant Properties, Inc. (“HRP”), Hotel Restaurant Properties II, Inc., Hotel Restaurant Properties II Management, Inc., Keith Wolff and Adam Keller (collectively, the “Sellers”).

Pursuant to the terms of the Purchase Agreement, the Sellers agreed to sell to the Company and the Company agreed to purchase from the Sellers certain rights and interests of the Sellers relating to the current and future operation of Company restaurants in hotel properties pursuant to the terms of an Agreement, dated August 27, 1998, as amended (the “HRP Agreement”). Under the terms of the HRP Agreement, the Sellers had the exclusive right to obtain hotel-based locations for Company restaurants and were entitled to receive a portion of the net income, management fees, licensing fees or similar fees of the Company from the operation of such hotel-based restaurants. The Company, at the date of the Purchase Agreement, operated seven restaurants subject to the HRP Agreement in Skokie, Illinois, San Francisco, California, Houston, Texas, Washington, D.C., Burbank, California, Portland, Oregon and Long Beach, California.

Under the Purchase Agreement, the Sellers agreed to transfer to the Company all of the rights in the management agreements (the “Transferred Agreements”) relating to the San Francisco, Houston, Washington, D.C. and Portland restaurants as well as ownership of the Houston liquor license.

Pursuant to the Purchase Agreement, the HRP Agreement was amended, effective June 30, 2006 (the “Effective Date”), to eliminate exclusivity provisions under which the Company would use the Sellers as the exclusive parties to identify potential hotel restaurant locations and to eliminate certain provisions under which the Sellers could cause the Company to purchase HRP and the Company could acquire HRP. Under the Purchase Agreement, the Sellers also agreed to relinquish any rights to fees or other compensation relating to Company restaurants opened in hotels pursuant to management, license or lease agreements entered on or after March 29, 2006, including any fees relating to restaurants proposed to be opened in Memphis, Tennessee and Seattle, Washington.

The Sellers will retain their rights in the management contracts relating to the Burbank, Skokie and Long Beach restaurants subject to the continuing terms of the HRP Agreement, as amended, and subject to the rights of the Company to terminate operations of the Skokie and Long Beach restaurants.

The purchase price of the acquired assets under the Purchase Agreement is $2,771,133 (the “Purchase Price”). Closing of the purchase and sale shall occur, and the Purchase Price is payable, on the earlier of June 30, 2007 (the “Outside Closing Date”) or a mutually agreeable date not more than 10 days after the date on which the aggregate payments (the “Income Stream Payments”) received by the Sellers, after the Effective Date and prior to closing, under the Transferred Agreements equal $294,151 (the “Maximum Income Stream Payments”). From and after the Effective Date the Income Stream Payments shall not exceed the Maximum Income Stream Payments after the payment of which no further payments shall be made to the Sellers with respect to the Transferred Agreements. In the event that the Sellers shall not have received the Maximum Income Stream Payments by the closing date, the Purchase Price shall be increased by the excess of the Maximum Income Stream Payments over the actual Income Stream Payments as of the closing date.

On the closing date, the HRP Agreement will be further amended to eliminate the license granted thereunder for the Sellers to operate managed outlets under the HRP Agreement, eliminate restrictions on the Sellers’ ability to provide similar hotel restaurant location services to parties other than the Company and to eliminate other provisions relating to the Transferred Agreements.

At closing, the Sellers shall enter into a Non-Competition Agreement pursuant to which the Sellers, for a period of 5 years from the closing date, will not assist any owner, operator, franchisor or franchisee of a branded restaurant in entering into a lease, license or management agreement to operate a restaurant, provide room service or provide food for banquet room events at any hotel (the “Restricted Business”), provided, however, that the Sellers shall not be prohibited from (i) owning up to 10% of any publicly traded company engaged in the Restricted Business, (ii) engaging in the Restricted Business with respect to hotel properties owned by the Sellers or affiliates of the Sellers and managed by the Sellers or the affiliates of the Sellers or (iii) engaging in the Restricted Business with up to 3 additional hotels. Branded restaurants, for purposes of the Non-Competition Agreement, mean a restaurant concept operated in ten or more locations under a single brand name.

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Sellers with respect to any additional tax that may be incurred, as well as related penalties and interest, in the event that the goodwill allocated to the sale is reduced for tax purposes on audit or other adjustment.

Closing of the purchase and sale is subject to satisfaction of various conditions, including delivery of the purchase price, execution and delivery of the Non-Competition Agreement, the delivery of all required consents, assignments, releases and other documents, the accuracy of representations and warranties, the absence of litigation contesting the transaction and other standard commercial conditions.

The foregoing is qualified in its entirety by reference to the Purchase Agreement filed herewith as Exhibit 10.1.

Item 1.02. Termination of a Material Definitive Agreement.

See Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1
Agreement for Purchase and Sale of Assets, dated as of September1, 2006, between Hotel Restaurant Properties, Inc., Hotel Restaurant Properties II, Inc., Hotel Restaurant Properties II Management, Inc., Keith Wolff, Adam Keller, Grill Concepts, Inc. and Grill Concepts Management, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GRILL CONCEPTS, INC.

Dated: September 5, 2006
By: /s/ Philip Gay
Philip Gay
President and
Chief Executive Officer